UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)          03/30/06
EMAGEON INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51149	63-1240138

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:          (205) 980-9222
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
      On March 22, 2006, Emageon Inc. (“the Company”) appointed Grady Floyd to the position of Chief Operating Officer of the Company. Mr. Floyd executed an Employment Agreement on March 30, 2006 to be effective as of the date of his appointment to the position of Chief Operating Officer. For a description of the material terms of the Employment Agreement, see item 5.02 of this Report. Such description of the Employment Agreement does not purport to be complete and is qualified by reference to the terms of the Employment Agreement, which is attached as Exhibit 10.1 to this Report and incorporated herein by this reference.
Item 5.02 Departure of Directors or Principal Offices; Election of Directors; Appointment of Principal Officers
      The Company entered into an Employment Agreement with Mr. Floyd effective March 22, 2006. The Employment Agreement provides for a rolling twelve month term. Mr. Floyd’s annual base salary is $255,000 and he is eligible for discretionary annual bonuses and stated fringe benefits. If Mr. Floyd is terminated without cause, he would receive severance pay for the remaining term of the agreement or for 12 months, whichever is greater plus a pro-rated portion of his target annual bonus for the year in which his date of termination occurs, calculated as if all target financial and other performance goals were attained. If he resigns during the 12 months following a “Change of Control” as defined in the Employment Agreement, he would receive severance pay for 18 months. These severance benefits would be paid in a lump-sum. Mr. Floyd’s stock option and restricted stock awards under the 2005 Incentive Compensation Plan would become vested and immediately exercisable in the event of a Change of Control or termination without cause.
Item 9.01 Financial Statements and Exhibits
      (d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement dated as of March 22, 2005, between Grady Floyd and Emageon Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ W. Randall Pittman
W. Randall Pittman
Chief Financial Officer and Treasurer

Date: April 4, 2006